Exhibit 99.1

SWS Group, Inc. Reports Third Quarter Fiscal 2011 Results

Planned Capital Raise Will Address Asset Quality Issues

DALLAS, May 3, 2011 – SWS Group, Inc. (NYSE: SWS) today announced a net loss of $2.1 million, or $0.07 per diluted share, on net revenues of $77.9 million for its fiscal 2011 third quarter ended March 25, 2011, compared with a net loss of $11.5 million, or $0.35 per diluted share, for the prior-year period.

In March 2011, SWS Group announced a $100 million capital raise, $80 million of which would be allocated to its banking subsidiary, Southwest Securities, FSB. As part of this transaction, SWS Group entered into a definitive funding agreement with Hilltop Holdings Inc. and Oak Hill Capital Partners under which each would invest in the Company through a $50 million loan and SWS would issue each a warrant to purchase common shares of SWS Group. Upon exercise of the warrants, Hilltop Holdings and Oak Hill Capital would each own approximately 17 percent of the Company. The transaction is subject to stockholder and regulatory approvals. A special meeting of SWS Group stockholders to consider and vote on the transaction will be held on May 18, 2011.

“We continue to address elevated levels of classified and non-performing assets at our banking subsidiary, while adhering to the requirements of the Cease and Desist Order of the Office of Thrift Supervision. We believe that the capital raise we announced during the quarter will address these challenges and help ensure the Company’s long-term strength,” said James H. Ross, Chief Executive Officer of SWS Group. “Our third quarter results do not reflect the type of performance we believe we can demonstrate over the long term once we close this transaction and eliminate the uncertainty surrounding our Company.”

Net revenues for the third quarter of fiscal 2011 decreased by $5.1 million, compared with the prior year, driven primarily by decreases in net interest revenue, other revenue and commission revenue in the

(more)

SWS Reports Third Quarter Fiscal 2011 Results / 2

firm’s institutional and retail business segments. These decreases were partially offset by a $2.8 million increase in net gains on principal transactions, primarily due to increased trading profits in the institutional segment for the third quarter, compared to the same period of fiscal 2010.

Operating expenses for the third quarter of fiscal 2011 decreased by $20.0 million, compared with the prior year period. The primary cause for the decrease was attributable to a year-over-year decline in the bank’s provision for loan losses.

In the first nine months of fiscal 2011, SWS recorded a net loss of $23.2 million, or $0.71 per diluted share, on net revenues of $265.9 million, compared with a net loss of $2.6 million, or $0.09 per diluted share, on net revenues of $277.6 million in the same period of fiscal 2010.

Clearing segment

The clearing segment recorded a pre-tax loss of $44,000 for the third quarter of fiscal 2011, compared with pre-tax income of $96,000 in the comparable period of fiscal 2010. Net revenues for the segment increased 7 percent to $5.3 million for the third quarter, compared to $4.9 million for the same period of fiscal 2010. Tickets processed increased to 628,000 for the three months ended March 25, 2011, from 478,000 for the three months ended March 26, 2010. Revenue per ticket was $4.47 for the third quarter of fiscal 2011 and $5.18 for third quarter of fiscal 2010.

Operating expenses in the clearing segment increased $494,000 to $5.3 million for the third quarter, compared to $4.8 million for the same period of fiscal 2010, primarily led by increased occupancy, equipment and computer service costs, as well as an increase in other expenses.

Retail segment

The retail segment posted a pre-tax loss of $650,000 on net revenues of $25.6 million for the third quarter of fiscal 2011, compared to a pre-tax loss of $966,000 on net revenues of $27.3 million for the same quarter of fiscal 2010. The 6 percent decrease in retail segment revenues was primarily driven by a decrease in commission revenue following the closure of one Private Client Group (PCG) office in December 2010, and a 15 percent decrease in the number of PCG representatives. The decrease in net revenues was partially offset by an 11 percent increase in commission revenue in SWS Financial Services’ independent registered representative sales force.

(more)

SWS Reports Third Quarter Fiscal 2011 Results / 3

Operating expenses in the retail segment decreased by $2.0 million, or 7 percent, to $26.2 million for the third quarter of fiscal 2011, compared to $28.2 million for the prior year period. The decrease was primarily due to an 8 percent decrease in commission and other employee compensation expense.

Institutional segment

The institutional segment recorded pre-tax income of $9.5 million on net revenues of $32.8 million for the fiscal 2011 third quarter, compared to pre-tax income of $9.5 million on net revenues of $32.6 million for the prior year period. Investment banking fees in the segment decreased 12 percent to $4.8 million for the third quarter, compared to $5.4 million for the prior year period. Corporate finance represented $1.1 million of the decrease, while public finance represented $265,000 on fewer transactions in the third quarter, compared to the prior year period. These decreases were partially offset by a $765,000 increase in taxable fixed income business due to increased underwriting activity, compared to the same quarter of fiscal 2010. Net gains on principal transactions increased 29 percent to $10.8 million for the fiscal 2011 third quarter, compared to $8.3 million for the same period in fiscal 2010. Municipal distribution accounted for $1.4 million of this increase, while taxable fixed income accounted for $1.1 million.

Fiscal 2011 third quarter operating expenses in the institutional segment were $23.3 million, compared with $23.1 million in the third quarter of fiscal 2010.

Banking segment

The banking segment posted a pre-tax loss of $3.8 million on net revenues of $13.9 million in the fiscal 2011 third quarter, as compared to a pre-tax loss of $20.1 million on net revenues of $17.7 million in the third quarter of fiscal 2010. Net interest revenue at the bank decreased to $14.2 million for the third quarter, compared to $18.2 million in the prior year period. The decline in net interest revenue was due to a 22 percent decrease in the average balance of loans held for investment and sale from March 31, 2011, to March 31, 2010, and a 40-basis point decrease in the net yield on earning assets for the same period.

Operating expenses in the banking segment decreased 53 percent for the fiscal 2011 third quarter, compared to the same quarter of fiscal 2010. The decrease was driven by a $20.3 million decline in the bank’s loan loss provision due to a reduction of the bank’s loan portfolio, compared with the prior year period.

(more)

SWS Reports Third Quarter Fiscal 2011 Results / 4

Non-performing assets increased to $104.6 million at March 31, 2011, compared to $103.0 million at December 31, 2010, and $77.2 million at March 31, 2010. Total classified assets were $255.3 million at March 31, 2011, compared to $273.4 million at December 31, 2010, and $124.4 million at March 31, 2010.

The bank’s loan loss allowance increased to $47.3 million, or 4.93 percent of loans held for investment, at March 31, 2011, as compared to $47.0 million, or 4.58 percent of loans held for investment, at December 31, 2010. The allowance for loan losses was $30.4 million, or 2.57 percent of loans held for investment, at March 31, 2010.

The fiscal 2011 third quarter provision for loan losses was $4.7 million, compared to $6.7 million in the second quarter of fiscal 2011 and $25.0 million in the third quarter of fiscal 2010. Third quarter net charge-offs were $4.5 million, compared to $5.1 million in the fiscal 2011 second quarter and $12.2 million in the prior year period.

At March 31, 2011, the bank had total assets of $1.4 billion, compared to $1.5 billion at December 31, 2010, and $1.7 billion at March 31, 2010. The bank’s total deposits were $1.1 billion at March 31, 2011, compared to $1.3 billion at December 31, 2010, and $1.4 billion at March 31, 2010. These decreases are primarily due to management’s efforts to reduce the balance sheet.

As of March 31, 2011, the bank had a Tier 1 core capital ratio of 9.6 percent and a total risk-based capital ratio of 14.5 percent, compared to a Tier 1 core capital ratio of 9.4 percent and a total risk-based capital ratio of 14.0 percent at December 31, 2010. As of March 31, 2010, the bank had a Tier 1 core capital ratio of 8.8 percent and a total risk-based capital ratio of 12.4 percent.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

(more)

SWS Reports Third Quarter Fiscal 2011 Results / 5

Additional Information and Where to Find it

SWS Group has filed with the SEC a definitive proxy statement and other relevant materials in connection with the transaction with the Investors. The definitive proxy statement has been sent to the stockholders of SWS Group. Before making any voting decision with respect to the Investor transaction, stockholders are urged to read the proxy statement and the other relevant materials because they contain important information about the Investor transaction. The proxy statement and other relevant materials and any other documents filed by SWS Group with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or at SWS Group’s website at www.swst.com.

Participants

SWS Group and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Investor transaction. Information concerning SWS Group’s executive officers and directors is set forth in its definitive proxy statement filed with the SEC on April 8, 2011. You can obtain free copies of these documents from SWS Group using the contact information above.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income (Loss) Three Months Ended
	March 25, 2011	March 26, 2010	March 25, 2011	March 26, 2010
Clearing	$5,279	$4,925	$(44)	$96
Retail	25,596	27,278	(650)	(966)
Institutional	32,791	32,602	9,521	9,534
Bank	13,871	17,730	(3,753)	(20,122)
Other consolidated entities	390	466	(8,475)	(6,841)

Consolidated	$77,927	$83,001	$(3,401)	$(18,299)

(more)

SWS Reports Third Quarter Fiscal 2011 Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 25, 2011 and June 25, 2010

(In thousands, except par values and share amounts)

	March 25, 2011	June 25, 2010
Assets	(Unaudited)
Cash and cash equivalents	$274,022	$27,190
Assets segregated for regulatory purposes	232,021	284,827
Receivable from brokers, dealers and clearing organizations	2,169,587	1,889,400
Receivable from clients, net of allowances	243,348	216,574
Loans held for sale	67,818	424,055
Loans, net	912,881	1,154,065
Securities owned, at market value	266,592	245,587
Securities held to maturity	35,525	87,140
Securities purchased under agreements to resell	57,974	30,507
Goodwill	7,552	7,552
Securities available for sale	1,813	1,388
Other assets	154,504	162,406

Total assets	$4,423,637	$4,530,691

Liabilities and Stockholders’ Equity
Short-term borrowings	$185,400	$110,000
Payable to brokers, dealers and clearing organizations	2,083,918	1,819,995
Payable to clients	390,089	420,672
Deposits	1,120,090	1,488,804
Securities sold under agreements to repurchase	7,217	12,389
Securities sold, not yet purchased, at market value	93,736	67,594
Drafts payable	27,233	27,346
Advances from Federal Home Loan Bank	96,809	132,821
Other liabilities	61,714	67,676

Total liabilities	4,066,206	4,147,297

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,324,008 shares at March 25, 2011; issued 33,312,140 and outstanding 32,342,190 shares at June 25, 2010	3,331	3,331
Additional paid-in capital	326,525	326,462
Retained earnings	35,115	61,893
Accumulated other comprehensive income – unrealized holding gain, net of tax	637	304
Deferred compensation, net	3,282	3,176
Treasury stock (988,132 shares at March 25, 2011 and 969,950 shares at June 25, 2010, at cost)	(11,459)	(11,772)

Total stockholders’ equity	357,431	383,394

Total liabilities and stockholders’ equity	$4,423,637	$4,530,691

(more)

SWS Reports Third Quarter Fiscal 2011 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Loss and Comprehensive Loss

For the three and nine months ended March 25, 2011 and March 26, 2010

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 25, 2011	Three Months Ended March 26, 2010	Nine Months Ended March 25, 2011	Nine Months Ended March 26, 2010
Revenues:
Net revenues from clearing operations	$2,805	$2,476	$8,065	$7,832
Commissions	32,915	35,215	110,010	119,979
Interest	31,606	36,224	107,180	118,397
Investment banking, advisory and administrative fees	7,271	7,895	31,537	26,183
Net gains on principal transactions	10,544	7,776	30,386	32,251
Other	4,352	5,661	13,898	17,017

Total revenue	89,493	95,247	301,076	321,659
Interest expense	11,566	12,246	35,196	44,028

Net revenues	77,927	83,001	265,880	277,631

Non-Interest Expenses:
Commissions and other employee compensation	52,841	53,032	168,884	174,860
Occupancy, equipment and computer service costs	8,375	8,607	25,320	25,696
Communications	3,254	3,370	9,811	9,925
Floor brokerage and clearing organization charges	1,112	1,008	3,296	2,939
Advertising and promotional	702	881	2,057	3,056
Provision for loan loss	4,727	25,000	50,967	34,420
Other	10,317	9,402	39,937	31,102

Total non-interest expenses	81,328	101,300	300,272	281,998

Loss before income tax benefit	(3,401)	(18,299)	(34,392)	(4,367)
Income tax benefit	(1,254)	(6,759)	(11,167)	(1,779)

Net loss	(2,147)	(11,540)	(23,225)	(2,588)
Net income (loss) recognized in other comprehensive loss	(110)	1	333	(22)

Comprehensive loss	$(2,257)	$(11,539)	$(22,892)	$(2,610)

Loss per share – basic
Net loss	$(0.07)	$(0.35)	$(0.71)	$(0.09)

Weighted average shares outstanding – basic	32,501,344	32,544,021	32,510,570	29,489,035

Loss per share – diluted
Net loss	$(0.07)	$(0.35)	$(0.71)	$(0.09)

Weighted average shares outstanding – diluted	32,501,344	32,544,021	32,510,570	29,489,035

# # #

CONTACT: Ben Brooks, Corporate Communications, (214) 859-6351, bdbrooks@swst.com